Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Valeant Pharmaceuticals International, Inc. of our report dated March 22, 2013, except for the effects of finalization of purchase accounting described in Note 2—Acquisitions and Licensing Agreements—Acquisition of ISTA Pharmaceuticals, Inc., as to which the date is June 7, 2013 relating to the financial statements of Bausch & Lomb Holdings Incorporated, which are incorporated by reference in this Registration Statement of Valeant Pharmaceuticals International, Inc. dated June 118, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Rochester, New York

June 18, 2014